Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2025, Golden Growers Cooperative (the “Cooperative”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): Units.

Description of Units

The following description of the Cooperative’s Units is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the Cooperative’s Articles of Organization, as amended, and Bylaws, as amended, each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K to which this description is also an exhibit.

Capitalization

The Cooperative’s Bylaws authorize 60,000,000 Units, of which 15,490,480 are currently issued and outstanding.

Membership Interests; Units

The Units denote membership interest in the Cooperative for the purposes of allocating income, gain, loss, deduction, credit and distribution and the right to deliver corn to the Cooperative. Our Bylaws authorize one class of membership interest or Units. The Cooperative has a first lien on all Units for all indebtedness owed to the Cooperative of any member related to the Units.

Qualifications for Membership

Membership in the Cooperative is limited to any natural person, partnership (whether general or limited), joint venture, association, cooperative, corporation, trust, estate, limited liability company, limited liability partnership, unincorporated association, governmental entity, or any other legal entity, including an individual acting as a sole proprietorship or as a business, who is a resident of the United States and (i) has entered into an Uniform Delivery Agreement with us, (ii) has acquired at least 4,000 Units, and (iii) has been accepted and approved by our Board of Directors.

Unless admitted as a member, a person who acquires Units, or a member who holds Units and ceases to be a member, has only the rights of an “un-admitted assignee” and is only entitled to financial rights associated with the Units, including allocations and distributions made in accordance with the Bylaws. An un-admitted assignee does not have any right to any information or accounting of the affairs of the Cooperative, is not entitled to inspect the books or records of the Cooperative, and does not have any of the governance or other rights of a member under the Bylaws or the Minnesota Cooperative Association Act set forth as Chapter 308B of Minnesota Statutes, as amended.

Termination of Membership; Redemption or Transfer of Units

A member’s membership in the Cooperative may be terminated by a majority vote of the Board of Directors if any of the following events occur: (a) a member has become ineligible for membership for any reason; (b) a member has failed to patronize the Cooperative for a period of one year or more; (c) a member fails to enter into, or ceases to have in effect, a member agreement with the Cooperative; (d) a member that is an individual dies and the member’s estate does not fulfill the member’s obligations pursuant to the Cooperative’s Bylaws, or a member that is a business entity ceases to exist and leaves no qualified successor to be a member as determined by the Board of Directors; or (e) the Board of Directors by resolution finds that a member has: (i) intentionally or repeatedly violated any provision of the Articles of Organization or the Bylaws of the Cooperative; (ii) breached the member agreement or any other contract with the Cooperative, including but not limited to, the obligation to make timely payments on the member’s account with the Cooperative; (iii) taken actions that will impede the Cooperative from accomplishing its purposes; (iv) taken or threatened to take actions that may adversely affect the interests of the Cooperative or its members; or (v) willfully obstructed any lawful purpose or activity of the Cooperative.

If a member’s membership in the Cooperative is terminated, the terminated member immediately loses all rights to vote but continues to have rights to distributions and allocations, subject to all of the restrictions that apply and to the extent applicable. The terminated member’s delivery obligation terminates as of the date his membership is terminated. The Cooperative is required to refund the terminated member the value of the Units owned by the terminated member at the lesser of the book value or market value as of the date of termination less any amounts owed to the Cooperative by the member. The refund is due and payable seven (7) years following the date of termination. A terminated member may transfer his Units during the seven (7) year period to a person eligible for membership.

Voting Rights

Each member is entitled to one vote on all matters presented to the members for a vote, regardless of the number of Units owned by such member.

Capital Contributions and Initial Capital Accounts

The initial capital contribution of each of our members immediately after the conversion to a Minnesota 308B cooperative association was determined pursuant to the Plan of Conversion. The value of the capital contribution of each initial member is equal the initial capital account for each member and was set at $2.85 per Unit.

The issuance of Units to members of the Cooperative following the conversion shall be for such capital contribution and on such terms and conditions, upon execution of any documents and on any other terms and conditions, as the Board determines to be appropriate.

Allocation of Income and Losses

Our Bylaws allow our Board of Directors to establish pools, or allocation units, on a reasonable and equitable basis, and the pools may be functional, divisional, departmental, geographic, or otherwise. Our Board has established two allocation pools, an A Pool and a B Pool, which are further described in Item 1 of our Annual Report on Form 10-K. Members are able to participate in one or both of the allocation pools by entering into an Annual Delivery Agreement specifying the volume of corn to be delivered under either Method A or Method B or both. Subject to certain limits set forth in the Bylaws, all items of income, gain, receipt, loss, deduction, and credit of the Cooperative for each fiscal year (Income and Losses) are then allocated among our members, and our member’s capital accounts, on the basis of the ratio that the volume of the business done with or for each such member bears to the volume of the business done with or for all members who participate in a particular allocation pool.

Distributions

The Cooperative may make cash distributions at such time and in such amounts as determined from time to time by our Board of Directors in its sole discretion; provided that we must annually, on or before March 1 of each year, make a cash distribution to our then current members equal to at least thirty percent (30%) of the income allocated to members for the prior year. Any such cash distributions shall be made in a uniform and equitable basis among the members within a particular allocation pool on the basis of patronage. Such cash distributions will be reduced by any tax withholding payments that are made on the member’s behalf.

Restrictions on Transfer of Units

There is no established trading market for our Units. To maintain our partnership tax status, members may not trade their Units on an established securities market or readily trade Units on a secondary market (or the substantial equivalent thereof). In accordance with the publicly traded partnership rules, FNC Ag Stock, LLC serves as a qualified matching service for our members. Any transfer and/or assignment of Units (or the financial and governance rights associated therewith) is subject to approval by our Board of Directors and a determination that the transfer will not cause us to be deemed a publicly traded partnership. The Bylaws also prohibit the Board of Directors from approving any transfer and/or assignment if it would result in the transferee directly or indirectly owning more than ten percent (10%) of the issued and outstanding Units.

Distribution of Assets upon Liquidation

On liquidation, all of our debts and liabilities must be paid according to their respective priorities. Any remaining value must be distributed among the holders of Units based on the value of each such holder’s capital account.